Freeport-McMoRan
Reports Fourth-Quarter and Year Ended 2022 Results
•Solid execution
◦Copper and gold sales volumes exceeded October 2022 estimates
◦Consolidated unit net cash costs below October 2022 estimate
•Strong financial position
•Favorable operational and market outlook

▪Net income attributable to common stock in fourth-quarter 2022 totaled $697 million, $0.48 per share, and adjusted net income attributable to common stock totaled $748 million, $0.52 per share, after excluding net charges totaling $51 million, $0.04 per share.
▪Consolidated sales totaled 1.0 billion pounds of copper, 458 thousand ounces of gold and 19 million pounds of molybdenum in fourth-quarter 2022, and 4.2 billion pounds of copper, 1.8 million ounces of gold and 75 million pounds of molybdenum for the year 2022. Consolidated sales for the year 2023 are expected to approximate 4.2 billion pounds of copper, 1.7 million ounces of gold and 80 million pounds of molybdenum, including 0.9 billion pounds of copper, 300 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2023.
▪Average realized prices in fourth-quarter 2022 were $3.77 per pound for copper, $1,789 per ounce for gold and $18.94 per pound for molybdenum.
▪Average unit net cash costs were $1.53 per pound of copper in fourth-quarter 2022 and $1.50 per pound of copper for the year 2022. Unit net cash costs are expected to average $1.60 per pound of copper for the year 2023.
▪Operating cash flows totaled $1.1 billion (net of $0.5 billion of working capital and other uses) in fourth-quarter 2022 and $5.1 billion (net of $1.5 billion of working capital and other uses) for the year 2022. Based on current sales volume and cost estimates, and assuming average prices of $4.00 per pound for copper, $1,900 per ounce for gold and $20.00 per pound for molybdenum, operating cash flows are expected to approximate $7.2 billion (including $0.1 billion of working capital and other sources) for the year 2023.
▪Capital expenditures totaled $1.0 billion (including $0.5 billion for major mining projects and $0.3 billion for the Indonesia smelter projects) in fourth-quarter 2022 and $3.5 billion (including $1.7 billion for major mining projects and $0.8 billion for the Indonesia smelter projects) for the year ended 2022. Capital expenditures for the year 2023 are expected to approximate $5.2 billion (including $2.3 billion for major mining projects and $1.8 billion for the Indonesia smelter projects).
▪At December 31, 2022, consolidated debt totaled $10.6 billion and consolidated cash and cash equivalents totaled $8.1 billion, resulting in net debt of $2.5 billion ($1.3 billion excluding net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page IX.
▪Approximately $3.2 billion remains available under FCX's $5.0 billion share repurchase program. During 2022, 35.1 million shares were repurchased for $1.3 billion for the period through July 11, 2022. Future share repurchases will be funded with available cash flow pursuant to FCX's established financial policy.

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PHOENIX, AZ, January 25, 2023 - Freeport-McMoRan Inc. (NYSE: FCX) reported fourth-quarter 2022 net income attributable to common stock of $697 million, $0.48 per share, and adjusted net income attributable to common stock of $748 million, $0.52 per share, after excluding net charges totaling $51 million, $0.04 per share, primarily associated with adjustments to reclamation liabilities at PT Freeport Indonesia (PT-FI) and charges for a proposed settlement related to legacy environmental litigation, partly offset by favorable adjustments to historical contested tax matters. For additional information, refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "The Freeport team's performance in 2022 was solid. We achieved another year of growth in production volumes and enhanced our position as a leading producer of copper. I am particularly proud of the notable successful execution of our long-term projects in Indonesia and the significant accomplishments of our entire global team to address challenges faced by the global mining industry.
Our long-lived, large-scale and geographically diverse assets provide a solid foundation for the future production of metals required to support the global economy and the energy transition. Our plans focus on execution, building on our strong momentum and pursuing value responsibly and sustainably for the benefit of our stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Revenues[a,b]	$5,758	$6,164	$22,780	$22,845
Operating income[a]	$1,530	$2,305	$7,037	$8,366
Net income attributable to common stock[c,d]	$697	$1,106	$3,468	$4,306
Diluted net income per share of common stock	$0.48	$0.74	$2.39	$2.90

Diluted weighted-average common shares outstanding	1,440	1,482	1,451	1,482
Operating cash flows[e]	$1,069	$2,280	$5,139	$7,715
Capital expenditures	$1,047	$771	$3,469	$2,115
At December 31:
Cash and cash equivalents	$8,146	$8,068	$8,146	$8,068
Total debt, including current portion	$10,620	$9,450	$10,620	$9,450

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page XI.
b.Includes favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $175 million ($76 million to net income attributable to common stock or $0.05 per share) in fourth-quarter 2022, $187 million ($75 million to net income attributable to common stock or $0.05 per share) in fourth-quarter 2021, $60 million ($25 million to net income attributable to common stock or $0.02 per share) for the year 2022 and $169 million ($65 million to net income attributable to common stock or $0.04 per share) for the year 2021. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net charges totaling $51 million ($0.04 per share) in fourth-quarter 2022, $315 million ($0.21 per share) in fourth-quarter 2021, $74 million ($0.05 per share) for the year 2022 and $331 million ($0.22 per share) for the year 2021 that are described in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Working capital and other (uses) sources totaled $(548) million in fourth-quarter 2022, $388 million in fourth-quarter 2021, $(1.5) billion for the year 2022 and $755 million for the year 2021.

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SUMMARY OPERATING DATA

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	1,070	1,033	4,210	3,843
Sales, excluding purchases	1,042	1,020	4,213	3,807
Average realized price per pound	$3.77	$4.42	$3.90	$4.33
Site production and delivery costs per pound[a]	$2.28	$1.96	$2.19	$1.93
Unit net cash costs per pound[a]	$1.53	$1.29	$1.50	$1.34
Gold (thousands of recoverable ounces)
Production	472	405	1,811	1,381
Sales	458	395	1,823	1,360
Average realized price per ounce	$1,789	$1,808	$1,787	$1,796
Molybdenum (millions of recoverable pounds)
Production	22	22	85	85
Sales, excluding purchases	19	19	75	82
Average realized price per pound	$18.94	$19.42	$18.71	$15.56
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.

Market Conditions
For the year 2022, the London Metal Exchange (LME) copper settlement prices ranged from a record high of $4.87 per pound in March to a low of $3.18 per pound in July, closed at $3.80 per pound on December 30, 2022, and averaged $3.99 per pound. Current physical market conditions are strong as evidenced by low levels of global exchange stocks. FCX's global customer base reports continued healthy demand for copper.
Improved market sentiment beginning in late 2022 was associated with prospects for improved demand from China, rising demand from global decarbonization initiatives, supply constraints, United States (U.S.) dollar exchange rates and low inventories. FCX believes the outlook for copper fundamentals in the medium- and long-term remain favorable, with third-party studies indicating that demand for copper may double in 15 years as a result of global decarbonization trends. FCX believes substantial new mine supply development will be required to meet the goals of the global energy transition, and higher copper prices will be required to support new mine supply development.
Historically, copper prices have been correlated to various input costs, including energy and other commodity-related consumables. During 2022, prices for a number of commodity-related consumables increased at a time when copper prices declined. While a number of commodity-related consumables have retreated from the highs of 2022, most cost elements remain high relative to long-term correlations. In addition, labor constraints, particularly in the U.S., continue to limit production levels. FCX will continue to carefully manage costs and drive efficiencies to mitigate cost increases.
The FCX management team and global organization have substantial experience and success in executing under volatile market conditions. FCX benefits from a diversified portfolio of operations with an attractive cost structure, long-lived reserves, a strong balance sheet and optionality in its project pipeline.
Responsible Production
The Copper Mark. FCX is committed to validating all of its copper producing sites with the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry's responsible production practices. To achieve the Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 environmental, social and governance requirements. To date, FCX has achieved the Copper Mark at all 11 of its eligible copper producing sites in North America, South America and Europe. PT-FI is engaged in the validation review process having completed the assurance requirements and submitted its validation package in November 2022.

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In fourth-quarter 2022, the Copper Mark announced an extension of its framework to include molybdenum producers, among other metal producers, and launched pilot implementations for producers of these metals. In December 2022, FCX signed letters of commitment for its Climax and Henderson molybdenum mines to participate in the Molybdenum Mark, making FCX the first molybdenum miner to pilot the program.
Consolidated Sales Volumes
Fourth-quarter 2022 sales:
•Copper sales of 1.04 billion pounds were slightly higher than the October 2022 estimate of 1.02 billion pounds and fourth-quarter 2021 sales.
•Gold sales of 458 thousand ounces were 9% higher than the October 2022 estimate of 420 thousand ounces of gold and 16% higher than fourth-quarter 2021 sales of 395 thousand ounces, primarily reflecting higher operating rates and recoveries at the Grasberg minerals district.
•Molybdenum sales of 19 million pounds approximated the October 2022 estimate and fourth-quarter 2021 sales.
Consolidated sales volumes for the year 2023 are expected to approximate 4.2 billion pounds of copper, 1.7 million ounces of gold and 80 million pounds of molybdenum, including 0.9 billion pounds of copper, 300 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2023. Consolidated copper and gold production volumes for the year 2023 are expected to be above consolidated sales volumes, primarily reflecting approximately 90 million pounds of copper and 120 thousand ounces of gold in inventory as a result of PT-FI's commercial arrangement with PT Smelting converting to a tolling arrangement. Projected sales volumes are dependent on operational performance, weather-related conditions, timing of shipments, extension of PT-FI's export license after March 19, 2023, and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
Fourth-quarter 2022 consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.53 per pound of copper were 9% lower than the October 2022 estimate of $1.68 per pound, primarily reflecting higher gold and molybdenum by-product credits and slightly lower unit site production and delivery costs. Fourth-quarter 2022 consolidated average unit net cash costs were higher than the fourth-quarter 2021 average of $1.29 per pound of copper, primarily reflecting increased costs for energy, sulfuric acid and maintenance and supplies. Refer to "Mining Operations" below for further discussion.
Assuming average prices of $1,900 per ounce of gold and $20.00 per pound of molybdenum for 2023 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.60 per pound of copper for the year 2023 (including $1.78 per pound of copper in first-quarter 2023). The impact of price changes on 2023 consolidated unit net cash costs would approximate $0.04 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
Leaching Innovation Initiatives. FCX is advancing efforts to improve copper recovery from its leach processes, including initiatives across FCX's North America and South America operations to incorporate new applications, technologies and data analytics. FCX believes these leach innovation initiatives provide potential opportunities to produce incremental copper from its large existing leach stockpiles and lower-grade material currently classified as waste. Initial results support the potential for incremental low-cost additions to FCX's production and reserve profile and FCX has identified opportunities to achieve an annual run rate of 200 million pounds of copper per year through these initiatives by the end of 2023.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.

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Lone Star is increasing its operating rates to achieve targeted production of approximately 300 million pounds of copper per year from oxide ores in 2023 (compared with the initial design capacity of 200 million pounds of copper per year). The oxide project at Lone Star advances the opportunity for development of the underlying, large-scale sulfide resources. FCX is conducting follow-on exploration in the area to support metallurgical testing and mine development planning for a potential significant long-term investment to build additional scale on an economically attractive basis.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona. FCX is engaging stakeholders and is conducting a feasibility study, which is expected to be completed in 2023. FCX is advancing plans for expanded tailings infrastructure projects to support Bagdad's long-range plans. The timing of future development will be dependent on market conditions, labor and supply chain considerations and other economic factors.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	358	370	1,467	1,460
Sales, excluding purchases	338	364	1,469	1,436
Average realized price per pound	$3.73	$4.43	$4.08	$4.30

Molybdenum (millions of recoverable pounds)
Production[a]	7	8	29	34

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.70	$2.19	$2.58	$2.13
By-product credits	(0.32)	(0.39)	(0.33)	(0.33)
Treatment charges	0.11	0.10	0.10	0.09
Unit net cash costs	$2.49	$1.90	$2.35	$1.89
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
FCX's consolidated copper sales volumes from North America of 338 million pounds in fourth-quarter 2022 were lower than fourth-quarter 2021 copper sales volumes of 364 million, primarily reflecting lower mill ore grades and the timing of shipments. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.49 per pound of copper in fourth-quarter 2022 were higher than fourth-quarter 2021 unit net cash costs of $1.90 per pound, primarily reflecting increased costs for energy, maintenance and supplies, and sulfuric acid, as well as lower sales volumes and lower molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.45 per pound of copper for the year 2023, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $20.00 per pound. North America's average unit net cash costs for the year 2023 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum.
South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Beginning in late 2022, heightened tensions, protests and social unrest emerged in Peru following a change in the country's political leadership. Demonstrations have continued in early 2023, and the civil unrest continues to

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disrupt commerce and supply chains in Peru. To date, there has been limited impact on Cerro Verde's operations. FCX continues to monitor the situation with a priority on safety and security. A prolonged disruption of logistics and supply chains could impact future operations.
Operating and Development Activities. Increased operating rates at Cerro Verde and higher mining and stacking activities at El Abra resulted in a 12% increase in copper production from South America mining for the year 2022, compared with the year 2021 (which was impacted by COVID-19 protocols).
El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX is advancing plans to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor potential changes in Chile's regulatory and fiscal matters. FCX will defer major investment decisions pending clarity on such matters.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended December 31,			Years Ended December 31,
	2022	2021		2022	2021
Copper (millions of recoverable pounds)
Production	314	283		1,176	1,047
Sales	317	286		1,162	1,055
Average realized price per pound	$3.78	$4.41		$3.80	$4.34

Molybdenum (millions of recoverable pounds)
Production[a]	5	7		23	21

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.57	$2.30	[c]	$2.52	$2.23	[c]
By-product credits	(0.42)	(0.36)		(0.34)	(0.32)
Treatment charges	0.14	0.13		0.15	0.13
Royalty on metals	0.01	0.01		0.01	0.01
Unit net cash costs	$2.30	$2.08		$2.34	$2.05
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
c.Includes $0.06 per pound of copper in fourth-quarter 2021 and $0.09 per pound of copper for the year 2021 associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," beginning on page VII.
FCX's consolidated copper sales volumes from South America of 317 million pounds in fourth-quarter 2022 were higher than fourth-quarter 2021 copper sales volumes of 286 million pounds, primarily reflecting higher leach placements at El Abra and increased mining and milling rates at Cerro Verde. Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for South America mining of $2.30 per pound of copper in fourth-quarter 2022 were higher than fourth-quarter 2021 unit net cash costs of $2.08 per pound, primarily reflecting higher energy, sulfuric acid and other input costs, partly offset by higher sales volumes and molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.30 per pound of copper for the year 2023, based on current sales volume and cost estimates and assuming an average price of $20.00 per pound of molybdenum.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its mining operations. PT-FI's results are consolidated in FCX's financial statements.

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Under the terms of agreements entered into in 2018, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, FCX's economic interest in PT-FI is 48.76%. This arrangement was developed to replicate the economics of PT-FI's former joint venture partner interests, which were acquired by the Indonesia government in 2018.
Operating and Development Activities. PT-FI currently has three underground operating mines in the Grasberg minerals district: Grasberg Block Cave, Deep Mill Level Zone (DMLZ) and Big Gossan.
PT-FI's milling rates for ore extracted from its underground mines averaged 198,100 metric tons of ore per day in fourth-quarter 2022. The installation of additional milling facilities at PT-FI is currently expected to be completed in late 2023, which would increase milling capacity to approximately 240,000 metric tons of ore per day to provide for continued annualized copper and gold production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in 2024, which is expected to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.
PT-FI's capital spending on the Grasberg Block Cave and DMLZ underground projects, including construction of a dual-fuel power plant, approximated $0.9 billion for the year 2022, which was net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (MIND ID). In accordance with applicable accounting guidance, the aggregate costs (before scheduled contributions from MIND ID) approximated $1.1 billion for the year 2022, which are reflected as an investing activity in FCX's cash flow statement and contributions from MIND ID are reflected as a financing activity. Beginning January 1, 2023, capital spending is being shared in accordance with the shareholders' ownership interests.
Kucing Liar. Long-term mine development activities are ongoing for PT-FI's Kucing Liar deposit in the Grasberg minerals district, which is expected to produce over 6 billion pounds of copper and 6 million ounces of gold between 2028 and the end of 2041. Pre-production development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments are estimated to average approximately $400 million per year over this period (including approximately $470 million for the year 2023). At full operating rates at approximately 90,000 metric tons of ore per day, annual production from Kucing Liar is expected to approximate 550 million pounds of copper and 560 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions). In accordance with Indonesia regulations, PT-FI submits a smelter progress report to the Indonesia government for review every six months.
PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of a greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. Smelter construction was approximately 50% complete at December 31, 2022, and is expected to be commissioned during 2024 at an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalinization plant.
•Expansion of PT Smelting's capacity by 30% to 1.3 million metric tons of copper concentrate per year, which is expected to be completed by the end of 2023. PT-FI is funding the cost of the expansion, estimated to approximate $250 million, with a loan that will convert to equity, increasing ownership in PT Smelting from PT-FI's current 39.5% ownership interest to a majority ownership interest upon project completion. PT-FI will consolidate PT Smelting's results following the increase to a majority ownership.
•Construction of a precious metals refinery (PMR) to process gold and silver from the greenfield smelter and PT Smelting at an estimated cost of $400 million. Construction is in progress with commissioning expected during 2024.
Capital expenditures for the greenfield smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.8 billion for the year 2022, and are expected to approximate $1.8 billion for the year 2023. Capital expenditures for the Indonesia smelter projects are being funded with proceeds received from PT-FI's April 2022 senior notes offering and availability under its revolving credit facility.

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Construction of the additional domestic smelter capacity will result in the elimination of export duties, which mitigates the economic cost associated with the Indonesia smelter projects. In late 2022, PT-FI received approval, based on construction progress achieved, for a reduction in export duties from 5% to 2.5%.
Indonesia regulations require PT-FI to renew its export license annually. The current license is scheduled for renewal in March 2023 and PT-FI is preparing its renewal application. PT-FI's special mining license (IUPK) provides that exports may continue through 2023, subject to force majeure considerations. PT-FI will work cooperatively with the Indonesia government to continue exports as required until the smelter is fully commissioned.
Mining Rights. PT-FI and the Indonesia government continue to engage in preliminary discussions regarding the extension of PT-FI's mining rights under its IUPK beyond 2041. PT-FI believes an extension beyond 2041 would enable continuity of operations and the identification of additional resource development opportunities in the Grasberg minerals district.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	398	380	1,567	1,336
Sales	387	370	1,582	1,316
Average realized price per pound	$3.80	$4.41	$3.80	$4.34

Gold (thousands of recoverable ounces)
Production	468	402	1,798	1,370
Sales	455	392	1,811	1,349
Average realized price per ounce	$1,789	$1,808	$1,787	$1,796

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.69	$1.47	$1.58	$1.49
Gold and silver credits	(2.20)	(2.06)	(2.13)	(1.95)
Treatment charges	0.22	0.24	0.22	0.24
Export duties	0.16	0.20	0.19	0.17
Royalty on metals	0.19	0.23	0.23	0.24
Unit net cash costs	$0.06	$0.08	$0.09	$0.19
a.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
PT-FI's consolidated sales of 387 million pounds of copper and 455 thousand ounces of gold in fourth-quarter 2022 were higher than fourth-quarter 2021 consolidated sales of 370 million pounds of copper and 392 thousand ounces of gold, primarily reflecting increased operating rates at the Grasberg minerals district and higher recoveries, partly offset by lower copper ore grades.
Consolidated sales volumes from PT-FI are expected to approximate 1.5 billion pounds of copper and 1.7 million ounces of gold for the year 2023, net of approximately 90 million pounds of copper and 120 thousand ounces of gold from mine production in concentrate form that will be deferred until sale in the form of refined metal. Beginning on January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted to a tolling arrangement. This is not expected to result in a significant change in PT-FI's economics but will impact the timing of PT-FI's sales and working capital requirements during 2023.
PT-FI's unit net cash costs (net of gold and silver credits) of $0.06 per pound of copper in fourth-quarter 2022 were lower than unit net cash costs of $0.08 per pound in fourth-quarter 2021, primarily reflecting higher copper and gold sales volumes, partly offset by higher energy costs and the impact of increased operating rates.
Average unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.22 per pound of copper for the year 2023, based on achievement of current sales volumes and cost estimates and assuming an average gold price $1,900 per ounce. PT-FI's average unit net cash costs for the year 2023 would change by approximately $0.10 per pound of copper for each $100 per ounce change in the average price of gold.

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Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the molybdenum mines totaled 10 million pounds of molybdenum in fourth-quarter 2022 and was higher than production of 7 million pounds of molybdenum in fourth-quarter 2021, primarily reflecting increased mining rates in response to improved market demand for molybdenum. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
During 2022, the molybdenum price averaged $18.82 per pound. Beginning in late 2022, molybdenum prices increased significantly and currently approximate $30 per pound. The increase reflects tight market conditions associated with limitations of available supplies and strong demand. See page 10 for impacts of price changes to operating cash flows.
Average unit net cash costs for the Molybdenum mines of $11.94 per pound of molybdenum in fourth-quarter 2022 were higher than average unit net cash costs of $9.90 per pound in fourth-quarter 2021, primarily reflecting increased contract labor and higher energy and other input costs, partly offset by higher molybdenum production. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $13.80 per pound of molybdenum for the year 2023.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV.
EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at FCX's existing properties in North America and South America. Exploration expenditures for the year 2023 are expected to approximate $100 million, compared with $105 million in 2022. FCX plans to advance Lone Star and other opportunities at FCX's North America copper mines.
PRELIMINARY ESTIMATED RECOVERABLE PROVEN AND PROBABLE MINERAL RESERVES AND MINERAL RESOURCES
FCX has significant mineral reserves, mineral resources and future development opportunities within its portfolio of mining assets. FCX's preliminary estimated consolidated recoverable proven and probable mineral reserves from its mines at December 31, 2022, include 111.0 billion pounds of copper, 26.9 million ounces of gold and 3.53 billion pounds of molybdenum, which were determined using metal price assumptions of $3.00 per pound for copper, $1,500 per ounce for gold and $12.00 per pound for molybdenum. The preliminary estimated recoverable proven and probable mineral reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable mineral reserve volumes are those which FCX estimates can be economically extracted or produced at the time of the mineral reserve determination.

	Preliminary Estimated Recoverable Proven and Probable Mineral Reserves
	at December 31, 2022
	Copper		Gold	Molybdenum
	(billion pounds)		(million ounces)	(billion pounds)
North America	48.6		0.6	2.83
South America	31.7		—	0.70
Indonesia	30.8		26.3	—
Consolidated basis[a]	111.0	[b]	26.9	3.53

Net equity interest[c]	80.4		13.5	3.20

9

a.Consolidated mineral reserves represent estimated metal quantities after reduction for FCX's joint venture partners' interest at the Morenci mine in North America. Excluded from the table above are FCX's estimated recoverable proven and probable silver reserves of 340 million ounces, which were determined using $20 per ounce.
b.Does not foot because of rounding.
c.Net equity interest mineral reserves represent estimated consolidated metal quantities further reduced for noncontrolling interest ownership. Excluded from the table above are FCX's estimated net recoverable proven and probable silver reserves of 226 million ounces.
Following is a summary of changes in FCX's preliminary estimated consolidated recoverable proven and     probable mineral reserves during 2022:

	Copper		Gold	Molybdenum
	(billion pounds)		(million ounces)	(billion pounds)
Reserves at December 31, 2021	107.2		27.1	3.39
Net revisions	8.1		1.6	0.23
Production	(4.2)		(1.8)	(0.08)
Reserves at December 31, 2022	111.0	[a]	26.9	3.53	[a]
a.Does not foot because of rounding.
In addition to the preliminary estimated consolidated recoverable proven and probable mineral reserves, FCX's preliminary estimated mineral resources (including measured, indicated and inferred resources) at December 31, 2022, which were assessed using $3.50 per pound for copper, totaled 235 billion pounds of incremental contained copper. FCX continues to pursue opportunities to convert this material into mineral reserves, future production volumes and cash flow. See Cautionary Statement below.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At December 31, 2022, FCX had $8.1 billion in consolidated cash and cash equivalents and $3.0 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their respective revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.1 billion (net of $0.5 billion of working capital and other uses) in fourth-quarter 2022 and $5.1 billion (net of $1.5 billion of working capital and other uses) for the year 2022.
Based on current sales volume and cost estimates, and assuming average prices of $4.00 per pound of copper, $1,900 per ounce of gold and $20.00 per pound of molybdenum, FCX's consolidated operating cash flows are estimated to approximate $7.2 billion (including $0.1 billion of working capital and other sources) for the year 2023. The impact of price changes during 2023 on operating cash flows would approximate $440 million for each $0.10 per pound change in the average price of copper, $170 million for each $100 per ounce change in the average price of gold and $120 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.0 billion in fourth-quarter 2022 (including $0.5 billion for major mining projects and $0.3 billion for the Indonesia smelter projects) and $3.5 billion for the year 2022 (including $1.7 billion for major mining projects and $0.8 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $5.2 billion for the year 2023 (including $2.3 billion for major mining projects and $1.8 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $1.0 billion for discretionary growth projects. Capital expenditures for the Indonesia smelter projects are being funded with the proceeds received from PT-FI's April 2022 senior notes offering and availability under its revolving credit facility.

10

Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, excluding cash committed for the Indonesia smelter projects and net of noncontrolling interests' share, taxes and other costs at December 31, 2022 (in billions):

Cash at domestic companies	$4.9
Cash at international operations	3.2
Total consolidated cash and cash equivalents	8.1
Cash for Indonesia smelter projects	(1.8)	[a]
Noncontrolling interests' share	(0.4)
Cash, net of noncontrolling interests' share	5.9
Withholding taxes	(0.1)
Net cash available	$5.8
a.Estimated remaining net proceeds from PT-FI's April 2022 senior notes offerings.
Debt. Following is a summary of total debt and the weighted-average interest rates at December 31, 2022 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX[a]	$7.2		4.8%
Issued by PT-FI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
Other	—	[b]	1.8%
Total debt	$10.6		5.0%
a.Includes $1.0 billion maturing in March 2023.
b.Rounds to less than $0.1 billion.
At December 31, 2022, there were no borrowings and $8 million in letters of credit issued under FCX's $3.0 billion revolving credit facility. In October 2022, FCX entered into a new $3.0 billion revolving credit facility that matures in October 2027 and replaced its prior revolving credit facility. The terms of the new facility are substantially similar to FCX's prior facility.
FCX purchased approximately $1.1 billion aggregate principal amount of its senior notes in open-market transactions during 2022 for a total cost of $1.0 billion (including $78 million aggregate principal amount in fourth-quarter 2022), resulting in annual cash interest savings of approximately $50 million. During fourth-quarter 2022, FCX recorded a gain on early extinguishment of debt totaling $3 million, primarily associated with its senior note purchases.
FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for additional smelting capacity in Indonesia). The Board of Directors (the Board) will review the structure of the performance-based payout framework at least annually.
At December 31, 2022, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $1.3 billion. Refer to the supplemental schedule, "Net Debt," on page IX.
On December 21, 2022, FCX declared cash dividends totaling $0.15 per share on its common stock (which included a base cash dividend of $0.075 per share and a variable, performance-based cash dividend of $0.075 per share), which will be paid on February 1, 2023, to shareholders of record as of January 13, 2023. The declaration and payment of dividends (base or variable) is at the discretion of the Board, which will consider FCX's financial results, cash requirements, global economic conditions and other factors it deems relevant.

11

In July 2022, the Board authorized an increase in the share repurchase program up to $5.0 billion. No shares have been purchased since July 11, 2022. FCX has acquired 47.9 million shares of its common stock for a total cost of $1.8 billion ($38.35 average cost per share) under its share repurchase program, including 35.1 million shares for a total cost of $1.3 billion ($38.36 average cost per share) during 2022. As of January 24, 2023, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter and year ended 2022 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, February 17, 2023.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI's IUPK beyond 2041; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement and validate its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; debt repurchases and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” "commitments," "pursues," "initiatives," "objectives," "opportunities," "strategy" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases is at the discretion of the Board and management, respectively, and is subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, regulatory or industry conditions, including as a result of Russia’s invasion of Ukraine or potential global economic downturn or recession; reductions in liquidity and access to capital; changes in tax laws and regulations, including the impact of the Inflation Reduction Act; any major public health crisis; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the Indonesia government’s extension of PT-FI’s copper concentrate export license after March 19, 2023; PT-FI's ability to export and sell anode slimes; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; discussions relating to the extension of PT-FI's IUPK beyond 2041; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; the results of the PT-FI human health assessment to evaluate the potential impacts of tailings and mining waste, and compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies, and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any

12

changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
Estimates of mineral reserves and mineral resources are subject to considerable uncertainty. Such estimates are, to a large extent, based on metal prices for the commodities we produce and interpretations of geologic data, which may not necessarily be indicative of future results or quantities ultimately recovered. This press release also includes forward-looking statements regarding mineral resources not included in proven and probable mineral reserves. A mineral resource, which includes measured, indicated and inferred mineral resources, is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. Such a deposit cannot qualify as recoverable proven and probable mineral reserves until legal and economic feasibility are confirmed based upon a comprehensive evaluation of development and operating costs, grades, recoveries and other material modifying factors. Accordingly, no assurance can be given that the estimated mineral resources will become proven and probable mineral reserves.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

13

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended December 31,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	151	161	144		158
Safford (100%)	70	63	66		64
Sierrita (100%)	41	45	40		44
Bagdad (100%)	41	50	39		48
Chino (100%)	39	33	34		32
Tyrone (100%)	16	15	15		15
Miami (100%)	3	3	3		3
Other (100%)	(3)	—	(3)		—
Total North America	358	370	338		364

South America
Cerro Verde (53.56%)	254	238	260		240
El Abra (51%)	60	45	57		46
Total South America	314	283	317		286

Indonesia
Grasberg (48.76%)[b]	398	380	387		370
Total	1,070	1,033	1,042	[c]	1,020	[c]
Less noncontrolling interests	222	204	221		203
Net	848	829	821		817

Average realized price per pound			$3.77		$4.42

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	3	3		3
Indonesia (48.76%)[b]	468	402	455		392
Consolidated	472	405	458		395
Less noncontrolling interests	88	76	85		73
Net	384	329	373		322

Average realized price per ounce			$1,789		$1,808

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	7	4	N/A		N/A
Henderson (100%)	3	3	N/A		N/A
North America copper mines (100%)[a]	7	8	N/A		N/A
Cerro Verde (53.56%)	5	7	N/A		N/A
Consolidated	22	22	19		19
Less noncontrolling interests	3	3	3		2
Net	19	19	16		17

Average realized price per pound			$18.94		$19.42

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximated 81% through 2022, and since January 1, 2023, is 48.76%.

c. Consolidated sales volumes exclude purchased copper of 38 million pounds in fourth-quarter 2022 and 24 million pounds in fourth-quarter 2021.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	636	631	639		632
Safford (100%)	285	265	281		252
Sierrita (100%)	184	189	186		187
Bagdad (100%)	165	184	169		185
Chino (100%)	130	124	127		114
Tyrone (100%)	59	55	59		53
Miami (100%)	11	12	11		13
Other (100%)	(3)	—	(3)		—
Total North America	1,467	1,460	1,469		1,436

South America
Cerro Verde (53.56%)	974	887	964		888
El Abra (51%)	202	160	198		167
Total South America	1,176	1,047	1,162		1,055

Indonesia
Grasberg (48.76%)[b]	1,567	1,336	1,582		1,316
Total	4,210	3,843	4,213	[c]	3,807	[c]
Less noncontrolling interests	845	741	840		741
Net	3,365	3,102	3,373		3,066

Average realized price per pound			$3.90		$4.33

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	13	11	12		11
Indonesia (48.76%)[b]	1,798	1,370	1,811		1,349
Consolidated	1,811	1,381	1,823		1,360
Less noncontrolling interests	337	257	339		252
Net	1,474	1,124	1,484		1,108

Average realized price per ounce			$1,787		$1,796

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	21	18	N/A		N/A
Henderson (100%)	12	12	N/A		N/A
North America copper mines (100%)[a]	29	34	N/A		N/A
Cerro Verde (53.56%)	23	21	N/A		N/A
Consolidated	85	85	75		82
Less noncontrolling interests	11	10	10		9
Net	74	75	65		73

Average realized price per pound			$18.71		$15.56

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI approximated 81% through 2022, and since January 1, 2023, is 48.76%.

c. Consolidated sales volumes exclude purchased copper of 124 million pounds for the year ended 2022 and 173 million pounds for the year ended 2021.
II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	653,300	692,400	676,400	665,900
Average copper ore grade (percent)	0.29	0.27	0.29	0.29
Copper production (millions of recoverable pounds)	260	259	1,019	1,056

Mill Operations
Ore milled (metric tons per day)	283,900	271,000	294,200	269,500
Average ore grades (percent):
Copper	0.35	0.39	0.37	0.38
Molybdenum	0.02	0.03	0.02	0.03
Copper recovery rate (percent)	80.7	82.0	81.8	81.2
Production (millions of recoverable pounds):
Copper	157	173	695	649
Molybdenum	7	9	30	36

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	178,900	140,000	163,000	163,900
Average copper ore grade (percent)	0.35	0.31	0.35	0.32
Copper production (millions of recoverable pounds)	85	69	302	256

Mill Operations
Ore milled (metric tons per day)	411,400	376,700	409,200	380,300
Average ore grades (percent):
Copper	0.34	0.33	0.32	0.31
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (percent)	85.0	89.9	85.3	87.3
Production (millions of recoverable pounds):
Copper	229	215	874	791
Molybdenum	5	7	23	21

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	110,200	89,200	103,300	70,600
Deep Mill Level Zone underground mine	68,300	71,600	76,300	58,000
Big Gossan underground mine	7,600	7,500	7,600	7,500
Other adjustments[a]	12,000	12,700	5,400	15,500
Total	198,100	181,000	192,600	151,600
Average ore grades:
Copper (percent)	1.15	1.24	1.19	1.30
Gold (grams per metric ton)	1.04	1.03	1.05	1.04
Recovery rates (percent):
Copper	90.6	89.2	90.0	89.8
Gold	77.2	75.2	77.7	77.0
Production (recoverable):
Copper (millions of pounds)	398	380	1,567	1,336
Gold (thousands of ounces)	468	402	1,798	1,370

100% Molybdenum Mines
Ore milled (metric tons per day)	30,600	21,200	26,100	21,800
Average molybdenum ore grade (percent)	0.17	0.20	0.18	0.19
Molybdenum production (millions of recoverable pounds)	10	7	33	30

a.The 2021 periods include ore extracted and milled from the Deep Ore Zone underground mine ore body, which was depleted at the end of 2021.
III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2022		2021		2022		2021
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,758		$6,164		$22,780	[b]	$22,845
Cost of sales:
Production and delivery[b,c,d]	3,522		3,154	[e]	13,041		12,016	[e]
Depreciation, depletion and amortization	515		568		2,019		1,998
Metals inventory adjustments	(14)		1		29		16
Total cost of sales	4,023		3,723		15,089		14,030
Selling, general and administrative expenses	107		94	[d]	420		383	[d]
Mining exploration and research expenses	28		19		115		55
Environmental obligations and shutdown costs	70	[f]	40		121	[f]	91
Net gain on sales of assets	—		(17)		(2)		(80)
Total costs and expenses	4,228		3,859		15,743		14,479
Operating income	1,530		2,305		7,037		8,366
Interest expense, net[g]	(137)		(171)	[b,d]	(560)	[b,d]	(602)	[b,d]
Net gain on early extinguishment of debt	3		—		31		—
Other income (expense), net[b,d]	140		(161)		207		(105)
Income before income taxes and equity in affiliated companies' net (losses) earnings	1,536		1,973		6,715		7,659
Provision for income taxes[h]	(557)		(625)		(2,267)		(2,299)
Equity in affiliated companies' net (losses) earnings	(2)		10		31		5
Net income	977		1,358		4,479		5,365
Net income attributable to noncontrolling interests	(280)		(252)		(1,011)		(1,059)
Net income attributable to common stockholders[i]	$697		$1,106		$3,468		$4,306

Diluted net income per share attributable to common stock	$0.48		$0.74		$2.39		$2.90

Diluted weighted-average common shares outstanding	1,440		1,482		1,451		1,482

Dividends declared per share of common stock	$0.15		$0.15		$0.60		$0.375

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.Includes PT-FI asset retirement obligation (ARO) adjustments and PT-FI other net charges totaling $48 million in fourth-quarter 2022, $571 million in fourth-quarter 2021, $82 million for the year 2022 and $624 million for the year 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
c.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $57 million in fourth-quarter 2022, $23 million in fourth-quarter 2021, $141 million for the year 2022 and $59 million for the year 2021.
d.Includes other net credits (charges) totaling $19 million in fourth-quarter 2022, $80 million in fourth-quarter 2021, $(18) million for the year 2022 and $68 million for the year 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
e.Includes nonrecurring labor-related charges at Cerro Verde totaling $18 million in fourth-quarter 2021 and $92 million for the year 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
f.Includes a $44 million charge for a proposed settlement related to legacy environmental litigation, as summarized in the supplemental schedule, "Adjusted Net Income," beginning on page VII.
g.Consolidated interest costs (before capitalization) totaled $186 million in fourth-quarter 2022, $192 million in fourth-quarter 2021, $710 million for the year 2022 and $674 million for the year 2021.
h.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VIII.
i.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2022	2021
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$8,146	$8,068
Trade accounts receivable	1,336	1,168
Income and other tax receivables	459	574
Inventories:
Materials and supplies, net	1,964	1,669
Mill and leach stockpiles	1,383	1,170
Product	1,833	1,658
Other current assets	492	523
Total current assets	15,613	14,830
Property, plant, equipment and mine development costs, net	32,627	30,345
Long-term mill and leach stockpiles	1,252	1,387
Other assets	1,601	1,460
Total assets	$51,093	$48,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,027	$3,495
Current portion of debt	1,037	372
Accrued income taxes	744	1,541
Current portion of environmental and asset retirement obligations	320	264
Dividends payable	217	220
Total current liabilities	6,345	5,892
Long-term debt, less current portion	9,583	9,078
Environmental and asset retirement obligations, less current portion	4,463	4,116
Deferred income taxes	4,269	4,234
Other liabilities	1,562	1,683
Total liabilities	26,222	25,003

Equity:
Stockholders' equity:
Common stock	161	160
Capital in excess of par value	25,322	25,875
Accumulated deficit	(3,907)	(7,375)
Accumulated other comprehensive loss	(320)	(388)
Common stock held in treasury	(5,701)	(4,292)
Total stockholders' equity	15,555	13,980
Noncontrolling interests	9,316	9,039
Total equity	24,871	23,019
Total liabilities and equity	$51,093	$48,022

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2022	2021
	(In Millions)
Cash flow from operating activities:
Net income	$4,479	$5,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,019	1,998
Metals inventory adjustments	29	16
Net gain on sales of assets	(2)	(80)
Stock-based compensation	95	98
Net charges for environmental and asset retirement obligations, including accretion[a]	369	540
Payments for environmental and asset retirement obligations	(274)	(273)
Net charges for defined pension and postretirement plans	45	4
Pension plan contributions	(54)	(109)
Net gain on early extinguishment of debt	(31)	—
Deferred income taxes	36	(171)
Payments for Cerro Verde royalty dispute	—	(421)	[b]
Other, net	(44)	(7)
Changes in working capital and other:
Accounts receivable	56	(472)
Inventories	(573)	(618)
Other current assets	(12)	(101)
Accounts payable and accrued liabilities	—	495
Accrued income taxes and timing of other tax payments	(999)	1,451
Net cash provided by operating activities	5,139	7,715

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(597)	(342)
South America	(304)	(162)
Indonesia mining	(1,575)	(1,296)
Indonesia smelter projects	(806)	(222)
Molybdenum mines	(33)	(6)
Other	(154)	(87)
Proceeds from sales of assets	108	247
Loans to PT Smelting for expansion	(65)	(36)
Acquisition of minority interest in PT Smelting	—	(33)
Other, net	(14)	(27)
Net cash used in investing activities	(3,440)	(1,964)

Cash flow from financing activities:
Proceeds from debt	5,735	1,201
Repayments of debt	(4,515)	(1,461)
Cash dividends and distributions paid:
Common stock	(866)	(331)
Noncontrolling interests	(840)	(583)
Treasury stock purchases	(1,347)	(488)
Contributions from noncontrolling interests	189	182
Proceeds from exercised stock options	125	210
Payments for withholding of employee taxes related to stock-based awards	(55)	(29)
Debt financing costs and other, net	(49)	(41)
Net cash used in financing activities	(1,623)	(1,340)

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	76	4,411
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	8,314	3,903
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of year[c]	$8,390	$8,314
a.Includes ARO adjustments at PT-FI totaling $116 million in 2022 and $340 million in 2021.
b.Cerro Verde paid the balance of its royalty dispute liabilities in third-quarter 2021.
c.Includes restricted cash and cash equivalents of $244 million at December 31, 2022, and $246 million at December 31, 2021.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended December 31,
	2022					2021
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$697		$0.48	N/A		$1,106	$0.74

Metals inventory adjustments	$14		$—		$—	$(1)		$(1)	$—
Net adjustments to environmental obligations and related litigation reserves	(58)	[b]	(58)		(0.04)	(23)		(23)	(0.02)
PT-FI ARO adjustment	(116)		(57)		(0.04)	(340)		(168)	(0.11)
PT-FI net credits (charges)	68	[c]	40		0.03	(231)	[c]	(201)	(0.14)
Net gain on early extinguishment of debt	3		3		—	—		—	—
Net gain on sales of assets	—		—		—	17		17	0.01
Cerro Verde labor agreement	—		—		—	(18)		(5)	—
Other net credits	19	[d]	20		0.01	80	[e]	57	0.04
Net tax credits[f]	N/A		—		—	N/A		9	0.01
	$(71)	[h]	$(51)	[h]	$(0.04)	$(515)	[h]	$(315)	$(0.21)

Adjusted net income attributable to common stock	N/A		$748		$0.52	N/A		$1,421	$0.96	[h]

	Years Ended December 31,
	2022					2021
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$3,468		$2.39	N/A		$4,306	$2.90

Metals inventory adjustments	$(29)	[g]	$(21)		$(0.01)	$(16)		$(16)	$(0.01)
Net adjustments to environmental obligations and related litigation reserves	(66)	[b]	(66)		(0.05)	(38)		(38)	(0.03)
PT-FI ARO adjustment	(116)		(57)		(0.04)	(340)		(168)	(0.11)
PT-FI net credits (charges)	34	[c]	17		0.01	(284)	[c]	(182)	(0.12)
Net gain on early extinguishment of debt	31		36		0.03	—		—	—
Net gain on sales of assets	2		2		—	80		54	0.04
Cerro Verde labor agreement	—		—		—	(92)		(29)	(0.02)
Other net (charges) credits	(18)	[d]	(2)		—	68	[e]	39	0.02
Net tax credits[f]	N/A		16		0.01	N/A		9	0.01
	$(162)		$(74)	[h]	$(0.05)	$(621)	[h]	$(331)	$(0.22)

Adjusted net income attributable to common stock	N/A		$3,542		$2.44	N/A		$4,637	$3.13	[h]

a.Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Includes a $44 million charge for a proposed settlement related to legacy environmental litigation.
c.Reflects net (charges) credits associated with contested matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government), asset impairments and exposure for additional export duties for prior periods, which were recorded to the following (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenues	$—	$—	$(18)	$—
Production and delivery	$(8)	$—	$(20)	$(29)
Interest expense, net	$—	$(39)	$(4)	$(47)
Other income (expense), net	$76	$(192)	$76	$(208)
d.Reflects net credits (charges) primarily associated with a historical tax audit, litigation settlements, ARO adjustments and contract cancellation costs, which were recorded to production and delivery ($14 million in fourth quarter and $(21) million for the year 2022), other income, net ($5 million in fourth quarter and $(6) million for the year 2022) and interest expense, net ($9 million for the year 2022).

VII

Freeport-McMoRan Inc.
ADJUSTED NET INCOME (continued)

e.Reflects net credits in fourth quarter primarily associated with refunds of Arizona transaction privilege taxes related to purchased electricity, adjustments to prior year profit sharing at Cerro Verde and the collection of fully reserved oil and gas receivables. The year 2021 also includes other net charges recorded to production and delivery primarily associated with employee separation charges and international tax matters, partly offset by favorable ARO adjustments in North America. These net credits were recorded to production and delivery ($57 million in fourth quarter and $45 million for the year 2021), selling, general and administrative ($11 million for the fourth quarter and year 2021), interest expense, net ($7 million for the fourth quarter and year 2021) and to other income (expense), net ($5 million for the fourth quarter and year 2021).
f.Refer to "Income Taxes" below for further discussion of net tax credits.
g.Includes stockpile write-offs at Cerro Verde totaling $10 million.
h.Does not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended December 31,
	2022				2021
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$(43)	21%	[c]	$9	$559	1%	[c]	$(3)
South America	434	38%		(166)	647	38%		(244)	[d]
Indonesia	1,145	38%		(438)	1,025	28%		(290)	[e]
PT-FI historical contested tax disputes	76	N/A		(19)	(198)	N/A		(133)
Eliminations and other	(76)	N/A		27	(60)	N/A		36
Rate adjustment[f]	—	N/A		30	—	N/A		9
Continuing operations	$1,536	36%		$(557)	$1,973	32%		$(625)

	Years Ended December 31,
	2022					2021
				Income Tax					Income Tax
	Income	Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$811	—%	[c]	$4		$1,883	1%	[c]	$(10)
South America	1,236	37%		(453)	[g]	2,072	40%		(820)	[d]
Indonesia	4,629	39%		(1,797)		3,986	35%		(1,377)	[e]
PT-FI historical contested tax disputes	72	N/A		(23)		(219)	N/A		(147)
Eliminations and other	(33)	N/A		2		(63)	N/A		55
Continuing operations	$6,715	34%		$(2,267)		$7,659	30%		$(2,299)

a.Represents income before income taxes and equity in affiliated companies' net (losses) earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs).
d.The fourth-quarter and year 2021 include a tax benefit at Cerro Verde of $18 million ($9 million net of noncontrolling interest), primarily associated with completion of tax audits for the years 2014 and 2015.
e.Includes net tax benefits associated with the release of valuation allowances recorded against PT Rio Tinto Indonesia NOLs totaling $120 million ($96 million net of noncontrolling interest) in fourth-quarter 2021 and $189 million ($151 million net of noncontrolling interest) for the year 2021. The year 2021 also includes a tax benefit of $24 million ($19 million net of noncontrolling interest), primarily associated with the reversal of a tax reserve related to the treatment of prior-year contractor support costs; partly offset by a tax charge of $10 million ($8 million net of noncontrolling interest) associated with the audit of PT-FI's 2019 tax returns.
f.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
g.Includes a tax credit of $31 million ($16 million net of noncontrolling interest), primarily associated with completion of Cerro Verde's 2016 tax audit.

VIII

Freeport-McMoRan Inc.
INCOME TAXES (continued)
On August 16, 2022, the U.S. Inflation Reduction Act of 2022 (the Inflation Reduction Act) was signed into law, which includes, among other provisions, a new corporate alternative minimum tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. Additionally, the Inflation Reduction Act imposes a new excise tax of 1% on the fair market value of net corporate stock repurchases. The Inflation Reduction Act had no impact on FCX’s financial statements for the fourth quarter or year ended December 31, 2022. These provisions are applicable to FCX beginning January 1, 2023. FCX continues to analyze the impacts of the Inflation Reduction Act on its future results of operations, including any potential impact for the year 2023.
Assuming achievement of current sales volume and cost estimates and average prices of $4.00 per pound for copper, $1,900 per ounce for gold and $20.00 per pound for molybdenum, FCX estimates its consolidated effective tax rate for the year 2023 would approximate 33%. Changes in projected sales volumes and average prices during 2023 would incur tax impacts at estimated effective rates of 39% for Peru, 38% for Indonesia and 0% for the U.S., which excludes any potential impact from the Inflation Reduction Act. FCX’s projected estimated effective tax rate of 0% for the U.S. for the year 2023 may be adjusted as additional guidance is released by the U.S. Department of the Treasury on key provisions of the Inflation Reduction Act, including guidance on the CAMT.

NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in billions):

	As of December 31, 2022	As of December 31, 2021
Current portion of debt	$1.0	$0.4
Long-term debt, less current portion	9.6	9.1
Consolidated debt	10.6	9.5
Less: consolidated cash and cash equivalents	8.1	8.1
FCX net debt	2.5	1.4
Less: net debt for Indonesia smelter projects[a]	1.2	0.2
FCX net debt, excluding Indonesia smelter projects	1.3	1.2
a.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.8 billion as of December 31, 2022, and consolidated debt of $0.4 billion and consolidated cash and cash equivalents of $0.2 billion as of December 31, 2021.

DERIVATIVE INSTRUMENTS
For the year 2022, FCX's mined copper was sold 61% in concentrate, 18% as cathode and 21% as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $3.63 per pound during fourth-quarter 2022 and settled at $3.80 per pound on December 30, 2022. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $3.77 per pound in fourth-quarter 2022.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended December 31,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$175	$120	$295	$187	$15	$202
Net income attributable to common stock	$76	$49	$125	$75	$5	$80
Net income per share of common stock	$0.05	$0.04	$0.09	$0.05	$—	$0.05
a.Reflects adjustments to provisionally priced copper sales at September 30, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales during the fourth quarters of 2022 and 2021.

	Years Ended December 31,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$60	$(539)	$(479)	$169	$256	$425
Net income attributable to common stock	$25	$(219)	$(194)	$65	$97	$162
Net income per share of common stock	$0.02	$(0.15)	$(0.13)	$0.04	$0.07	$0.11
a.Reflects adjustments to provisionally priced copper sales at December 31, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales for the years 2022 and 2021.
At December 31, 2022, FCX had provisionally priced copper sales at its copper mining operations totaling 535 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $3.80 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $40 million effect on 2023 revenues ($13 million to net income attributable to common stock). The LME copper price settled at $4.22 per pound on January 24, 2023.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5% of PT-FI's sales to PT Smelting (PT-FI's 39.5% owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(21) million ($(4) million to net income attributable to common stock) in fourth-quarter 2022, $(44) million ($(10) million to net income attributable to common stock) in fourth-quarter 2021, $52 million ($33 million to net income attributable to common stock) for the year 2022 and $(188) million ($(106) million to net income attributable to common stock) for the year 2021. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' operating income totaled $250 million at December 31, 2022. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.
Beginning January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted to a tolling arrangement. Under this arrangement, PT-FI pays PT Smelting a tolling fee to smelt and refine its concentrate and PT-FI retains title to all products for sale to third parties (i.e., no further sales to PT Smelting).

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests totaled $1.0 billion for the year 2022, which represented 15% of FCX's consolidated income before income taxes. Under the terms of the agreements entered into in 2018, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, is 48.76%. As a result, beginning in 2023, net income attributable to noncontrolling interests will reflect the noncontrolling parties' 51.24% share of PT-FI net income. Based on current sales volume and cost estimates and assuming average prices of $4.00 per pound for copper, $1,900 per ounce for gold and $20.00 per pound for molybdenum and taking into account the change in FCX’s economic interest in PT-FI, net income attributable to noncontrolling interests is estimated to approximate 29% of FCX’s consolidated income before income taxes for the year 2023. The actual percentage will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.
X

FREEPORT-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic	Corporate,
	North America Copper Mines			South America Mining								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended December 31, 2022
Revenues:
Unaffiliated customers	$50	$94	$144	$970		$213	$1,183	$2,056	[a]	$—	$1,349	$684	$342	[b]	$5,758
Intersegment	522	790	1,312	181		—	181	190		166	7	(1)	(1,855)		—
Production and delivery	374	708	1,082	657		192	849	831	[c]	110	1,361	663	(1,374)		3,522
Depreciation, depletion and amortization	45	58	103	95		16	111	250		22	2	7	20		515
Metals inventory adjustments	6	—	6	(1)		(19)	(20)	—		—	—	—	—		(14)
Selling, general and administrative expenses	1	1	2	2		—	2	34		—	—	6	63		107
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—	28		28
Environmental obligations and shutdown costs	8	—	8	—		—	—	—		—	—	—	62		70
Operating income (loss)	138	117	255	398		24	422	1,131		34	(7)	7	(312)		1,530

Interest expense, net	1	—	1	3		—	3	10		—	—	7	116		137
Provision for (benefit from) income taxes	—	—	—	163		3	166	457		—	—	(1)	(65)		557
Total assets at December 31, 2022	3,052	5,552	8,604	8,398		1,873	10,271	20,639		1,697	183	1,262	8,437		51,093
Capital expenditures	56	111	167	55		46	101	427		17	3	16	316	[d]	1,047

Three Months Ended December 31, 2021
Revenues:
Unaffiliated customers	$5	$33	$38	$1,015		$208	$1,223	$2,144	[a]	$—	$1,661	$697	$401	[b]	$6,164
Intersegment	732	1,052	1,784	200		—	200	93		134	9	—	(2,220)		—
Production and delivery	294	589	883	537	[e]	123	660	873	[c]	70	1,673	694	(1,699)		3,154
Depreciation, depletion and amortization	38	56	94	94		13	107	323		16	2	6	20		568
Metals inventory adjustments	—	—	—	—		—	—	—		—	—	—	1		1
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	7	54		94
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—	19		19
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	40		40
Net (gain) loss on sales of assets	—	—	—	—		—	—	—		—	—	(19)	2		(17)
Operating income (loss)	404	440	844	582		72	654	1,011		48	(5)	9	(256)		2,305

Interest expense, net	—	—	—	(3)		—	(3)	40		—	—	2	132		171
Provision for (benefit from) income taxes	—	—	—	215		28	243	423		—	—	1	(42)		625
Total assets at December 31, 2021	2,708	5,208	7,916	8,694		1,921	10,615	18,971		1,713	228	1,318	7,261		48,022
Capital expenditures	61	70	131	48		20	68	392		2	—	16	162	[d]	771
a.Includes PT-FI's sales to PT Smelting totaling $710 million in fourth-quarter 2022 and $789 million in fourth-quarter 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes charges totaling $116 million in fourth-quarter 2022 and $340 million in fourth-quarter 2021 associated with an ARO adjustment.
d.Primarily includes capital expenditures for the greenfield smelter and precious metals refinery (collectively, the Indonesia smelter projects).
e.Includes nonrecurring charges totaling $18 million associated with labor-related charges at Cerro Verde.

XII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Year Ended December 31, 2022
Revenues:
Unaffiliated customers	$175	$253	$428	$3,444		$768	$4,212	$8,028	[a]	$—	$6,281	$2,439		$1,392	[b]	$22,780
Intersegment	2,514	3,768	6,282	506		—	506	398		565	31	4		(7,786)		—
Production and delivery	1,542	2,819	4,361	2,359		702	3,061	2,684	[c]	359	6,330	2,452	[d]	(6,206)		13,041
Depreciation, depletion and amortization	177	233	410	357		51	408	1,025		74	5	27		70		2,019
Metals inventory adjustments	8	8	16	10		3	13	—		—	—	—		—		29
Selling, general and administrative expenses	2	3	5	8		—	8	117		—	—	25		265		420
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		114		115
Environmental obligations and shutdown costs	(5)	1	(4)	—		—	—	—		—	—	—		125		121
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	965	956	1,921	1,216		12	1,228	4,600		132	(23)	(61)		(760)		7,037

Interest expense, net	1	1	2	15		—	15	40		—	—	15		488		560
Provision for (benefit from) income taxes	—	—	—	461		(8)	453	1,820		—	—	(1)		(5)		2,267
Capital expenditures	263	334	597	164		140	304	1,575		33	9	76		875	[e]	3,469

Year Ended December 31, 2021
Revenues:
Unaffiliated customers	$82	$180	$262	$3,736		$720	$4,456	$7,241	[a]	$—	$6,356	$2,961		$1,569	[b]	$22,845
Intersegment	2,728	3,835	6,563	460		—	460	282		444	29	—		(7,778)		—
Production and delivery	1,226	2,235	3,461	2,000	[f]	429	2,429	2,425	[c]	253	6,381	2,907		(5,840)	[d]	12,016
Depreciation, depletion and amortization	152	217	369	366		47	413	1,049		67	5	28		67		1,998
Metals inventory adjustments	13	—	13	—		—	—	—		1	—	—		2		16
Selling, general and administrative expenses	2	2	4	8		—	8	111		—	—	24		236		383
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		54		55
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	—	—		92		91
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	(19)		(61)		(80)
Operating income (loss)	1,417	1,561	2,978	1,822		244	2,066	3,938		123	(1)	21		(759)		8,366

Interest expense, net	—	1	1	28		—	28	48		—	—	6		519		602
Provision for (benefit from) income taxes	—	—	—	730		90	820	1,524		—	—	—		(45)		2,299
Capital expenditures	135	207	342	132		30	162	1,296		6	2	34		273	[e]	2,115
a.Includes PT-FI's sales to PT Smelting totaling $3.0 billion for the year 2022 and $3.1 billion for the year 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes charges totaling $116 million for the year 2022 and $340 million for the year 2021 associated with an ARO adjustment.
d.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $41 million at Atlantic Copper for the year 2022 and $87 million at the Miami smelter for the year 2021.
e.Primarily includes capital expenditures for the Indonesia smelter projects.
f.Includes nonrecurring charges totaling $92 million associated with labor-related charges at Cerro Verde.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs (credits), net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges (credits). As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,265		$1,265	$119	$32	$1,416
Site production and delivery, before net noncash and other costs shown below	917		835	100	26	961
By-product credits	(107)		—	—	—	—
Treatment charges	37		36	—	1	37
Net cash costs	847		871	100	27	998
Depreciation, depletion and amortization (DD&A)	103		95	6	2	103
Metals inventory adjustments	5		5	—	—	5
Noncash and other costs, net	64	[c]	57	6	1	64
Total costs	1,019		1,028	112	30	1,170
Other revenue adjustments, primarily for pricing on prior period open sales	22		22	—	—	22
Gross profit	$268		$259	$7	$2	$268

Copper sales (millions of recoverable pounds)	341		341
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.73		$3.73	$17.84
Site production and delivery, before net noncash and other costs shown below	2.70		2.46	14.92
By-product credits	(0.32)		—	—
Treatment charges	0.11		0.10	—
Unit net cash costs	2.49		2.56	14.92
DD&A	0.30		0.28	0.99
Metals inventory adjustments	0.02		0.02	—
Noncash and other costs, net	0.19	[c]	0.17	0.89
Total unit costs	3.00		3.03	16.80
Other revenue adjustments, primarily for pricing on prior period open sales	0.06		0.06	—
Gross profit per pound	$0.79		$0.76	$1.04

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,416		$961	$103	$5
Treatment charges	(7)		30	—	—
Noncash and other costs, net	—		64	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	22		—	—	—
Eliminations and other	25		27	—	1
North America copper mines	1,456		1,082	103	6
Other mining[d]	5,815		3,814	392	(20)
Corporate, other & eliminations	(1,513)		(1,374)	20	—
As reported in FCX's consolidated financial statements	$5,758		$3,522	$515	$(14)

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $37 million ($0.11 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,614		$1,614	$144	$27	$1,785
Site production and delivery, before net noncash and other costs (credits) shown below	796		728	84	14	826
By-product credits	(141)		—	—	—	—
Treatment charges	37		36	—	1	37
Net cash costs	692		764	84	15	863
DD&A	93		86	6	1	93
Noncash and other costs (credits), net	2	[c]	4	(2)	—	2
Total costs	787		854	88	16	958
Other revenue adjustments, primarily for pricing on prior period open sales	22		22	—	—	22
Gross profit	$849		$782	$56	$11	$849

Copper sales (millions of recoverable pounds)	364		364
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.43		$4.43	$17.44
Site production and delivery, before net noncash and other costs (credits) shown below	2.19		2.00	10.13
By-product credits	(0.39)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.90		2.10	10.13
DD&A	0.26		0.23	0.74
Noncash and other costs (credits), net	—	[c]	0.01	(0.26)
Total unit costs	2.16		2.34	10.61
Other revenue adjustments, primarily for pricing on prior period open sales	0.06		0.06	—
Gross profit per pound	$2.33		$2.15	$6.83

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,785		$826	$93
Treatment charges	(3)		34	—
Noncash and other costs, net	—		2	—
Other revenue adjustments, primarily for pricing on prior period open sales	22		—	—
Eliminations and other	18		21	1
North America copper mines	1,822		883	94
Other mining[d]	6,161		3,970	454
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $11 million ($0.03 per pound of copper) for feasibility and optimization studies. Also, includes credits totaling $27 million ($0.07 per pound of copper) associated with refunds of Arizona transaction privilege taxes related to purchased electricity .
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$6,007		$6,007	$512	$127	$6,646
Site production and delivery, before net noncash and other costs shown below	3,799		3,478	383	96	3,957
By-product credits	(481)		—	—	—	—
Treatment charges	149		144	—	5	149
Net cash costs	3,467		3,622	383	101	4,106
DD&A	409		377	26	6	409
Metals inventory adjustments	16		14	2	—	16
Noncash and other costs, net	167	[c]	152	12	3	167
Total costs	4,059		4,165	423	110	4,698
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		(13)	—	—	(13)
Gross profit	$1,935		$1,829	$89	$17	$1,935

Copper sales (millions of recoverable pounds)	1,472		1,472
Molybdenum sales (millions of recoverable pounds)[a]				29

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.08		$4.08	$17.87
Site production and delivery, before net noncash and other costs shown below	2.58		2.36	13.35
By-product credits	(0.33)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.35		2.46	13.35
DD&A	0.28		0.26	0.90
Metals inventory adjustments	0.01		0.01	0.05
Noncash and other costs, net	0.12	[c]	0.10	0.47
Total unit costs	2.76		2.83	14.77
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—
Gross profit per pound	$1.31		$1.24	$3.10

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$6,646		$3,957	$409	$16
Treatment charges	(22)		127	—	—
Noncash and other costs, net	—		167	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		—	—	—
Eliminations and other	99		110	1	—
North America copper mines	6,710		4,361	410	16
Other mining[d]	22,464		14,886	1,539	13
Corporate, other & eliminations	(6,394)		(6,206)	70	—
As reported in FCX's consolidated financial statements	$22,780		$13,041	$2,019	$29

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $86 million ($0.06 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XVII

e.

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$6,174		$6,174	$481	$120	$6,775
Site production and delivery, before net noncash and other costs shown below	3,051		2,820	278	75	3,173
By-product credits	(479)		—	—	—	—
Treatment charges	135		130	—	5	135
Net cash costs	2,707		2,950	278	80	3,308
DD&A	368		340	21	7	368
Metals inventory adjustments	13		13	—	—	13
Noncash and other costs, net	105	[c]	102	1	2	105
Total costs	3,193		3,405	300	89	3,794
Other revenue adjustments, primarily for pricing on prior period open sales	7		7	—	—	7
Gross profit	$2,988		$2,776	$181	$31	$2,988

Copper sales (millions of recoverable pounds)	1,436		1,436
Molybdenum sales (millions of recoverable pounds)[a]				34

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.30		$4.30	$14.14
Site production and delivery, before net noncash and other costs shown below	2.13		1.96	8.17
By-product credits	(0.33)		—	—
Treatment charges	0.09		0.09	—
Unit net cash costs	1.89		2.05	8.17
DD&A	0.25		0.24	0.62
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.07	[c]	0.07	0.03
Total unit costs	2.22		2.37	8.82
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$2.08		$1.93	$5.32

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$6,775		$3,173	$368	$13
Treatment charges	(24)		111	—	—
Noncash and other costs, net	—		105	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	7		—	—	—
Eliminations and other	67		72	1	—
North America copper mines	6,825		3,461	369	13
Other mining[d]	22,229		14,395	1,562	1
Corporate, other & eliminations	(6,209)		(5,840)	67	2
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998	$16

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $32 million ($0.02 per pound of copper) for feasibility and optimization studies. Also, includes credits totaling $27 million ($0.02 per pound of copper) associated with refunds of Arizona transaction privilege taxes related to purchased electricity.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,200	$1,200	$148	$1,348
Site production and delivery, before net noncash and other costs shown below	815	737	93	830
By-product credits	(133)	—	—	—
Treatment charges	47	47	—	47
Royalty on metals	2	2	—	2
Net cash costs	731	786	93	879
DD&A	110	98	12	110
Metals inventory adjustments	(20)	(20)	—	(20)
Noncash and other costs, net	21	19	2	21
Total costs	842	883	107	990
Other revenue adjustments, primarily for pricing on prior period open sales	64	64	—	64
Gross profit	$422	$381	$41	$422

Copper sales (millions of recoverable pounds)	317	317

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.78	$3.78
Site production and delivery, before net noncash and other costs shown below	2.57	2.33
By-product credits	(0.42)	—
Treatment charges	0.14	0.14
Royalty on metals	0.01	0.01
Unit net cash costs	2.30	2.48
DD&A	0.35	0.31
Metals inventory adjustments	(0.06)	(0.06)
Noncash and other costs, net	0.07	0.06
Total unit costs	2.66	2.79
Other revenue adjustments, primarily for pricing on prior period open sales	0.21	0.21
Gross profit per pound	$1.33	$1.20

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,348	$830	$110	$(20)
Treatment charges	(47)	—	—	—
Royalty on metals	(2)	—	—	—
Noncash and other costs, net	—	21	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	64	—	—	—
Eliminations and other	1	(2)	1	—
South America mining	1,364	849	111	(20)
Other mining[b]	5,907	4,047	384	6
Corporate, other & eliminations	(1,513)	(1,374)	20	—
As reported in FCX's consolidated financial statements	$5,758	$3,522	$515	$(14)

a.Includes silver sales of 1.2 million ounces ($19.68 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,263		$1,263	$117	$1,380
Site production and delivery, before net noncash and other credits shown below	659	[b]	608	64	672
By-product credits	(104)		—	—	—
Treatment charges	38		38	—	38
Royalty on metals	3		2	1	3
Net cash costs	596		648	65	713
DD&A	107		97	10	107
Noncash and other credits, net	(11)	[c]	(9)	(2)	(11)
Total costs	692		736	73	809
Other revenue adjustments, primarily for pricing on prior period open sales	84		84	—	84
Gross profit	$655		$611	$44	$655

Copper sales (millions of recoverable pounds)	286		286

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.41		$4.41
Site production and delivery, before net noncash and other credits shown below	2.30	[b]	2.12
By-product credits	(0.36)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.08		2.26
DD&A	0.38		0.34
Noncash and other credits, net	(0.04)	[c]	(0.03)
Total unit costs	2.42		2.57
Other revenue adjustments, primarily for pricing on prior period open sales	0.30		0.30
Gross profit per pound	$2.29		$2.14

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,380		$672	$107
Treatment charges	(38)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		(11)	—
Other revenue adjustments, primarily for pricing on prior period open sales	84		—	—
Eliminations and other	—		(1)	—
South America mining	1,423		660	107
Other mining[d]	6,560		4,193	441
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Includes silver sales of 1.0 million ounces ($21.86 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $18 million ($0.06 per pound of copper) associated with labor related costs at Cerro Verde.
c.Includes credits totaling $26 million ($0.09 per pound) associated with favorable adjustments to prior-year profit sharing at Cerro Verde.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$4,413	$4,413	$451	$4,864
Site production and delivery, before net noncash and other costs shown below	2,929	2,705	281	2,986
By-product credits	(394)	—	—	—
Treatment charges	170	170	—	170
Royalty on metals	10	9	1	10
Net cash costs	2,715	2,884	282	3,166
DD&A	408	370	38	408
Metals inventory adjustments	13	12	1	13
Noncash and other costs, net	80	76	4	80
Total costs	3,216	3,342	325	3,667
Other revenue adjustments, primarily for pricing on prior period open sales	35	35	—	35
Gross profit	$1,232	$1,106	$126	$1,232

Copper sales (millions of recoverable pounds)	1,162	1,162

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.80	$3.80
Site production and delivery, before net noncash and other costs shown below	2.52	2.33
By-product credits	(0.34)	—
Treatment charges	0.15	0.14
Royalty on metals	0.01	0.01
Unit net cash costs	2.34	2.48
DD&A	0.35	0.32
Metals inventory adjustments	0.01	0.01
Noncash and other costs, net	0.07	0.07
Total unit costs	2.77	2.88
Other revenue adjustments, primarily for pricing on prior period open sales	0.03	0.03
Gross profit per pound	$1.06	$0.95

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$4,864	$2,986	$408	$13
Treatment charges	(170)	—	—	—
Royalty on metals	(10)	—	—	—
Noncash and other costs, net	—	80	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	35	—	—	—
Eliminations and other	(1)	(5)	—	—
South America mining	4,718	3,061	408	13
Other mining[b]	24,456	16,186	1,541	16
Corporate, other & eliminations	(6,394)	(6,206)	70	—
As reported in FCX's consolidated financial statements	$22,780	$13,041	$2,019	$29

a.Includes silver sales of 4.4 million ounces ($20.82 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$4,585		$4,585	$383	$4,968
Site production and delivery, before net noncash and other costs shown below	2,349	[b]	2,175	219	2,394
By-product credits	(338)		—	—	—
Treatment charges	140		140	—	140
Royalty on metals	10		9	1	10
Net cash costs	2,161		2,324	220	2,544
DD&A	413		379	34	413
Noncash and other costs, net	38	[c]	36	2	38
Total costs	2,612		2,739	256	2,995
Other revenue adjustments, primarily for pricing on prior period open sales	99		99	—	99
Gross profit	$2,072		$1,945	$127	$2,072

Copper sales (millions of recoverable pounds)	1,055		1,055

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.34		$4.34
Site production and delivery, before net noncash and other costs shown below	2.23	[b]	2.06
By-product credits	(0.32)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.05		2.20
DD&A	0.39		0.37
Noncash and other costs, net	0.03	[c]	0.03
Total unit costs	2.47		2.60
Other revenue adjustments, primarily for pricing on prior period open sales	0.09		0.09
Gross profit per pound	$1.96		$1.83

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,968		$2,394	$413
Treatment charges	(140)		—	—
Royalty on metals	(10)		—	—
Noncash and other costs, net	—		38	—
Other revenue adjustments, primarily for pricing on prior period open sales	99		—	—
Eliminations and other	(1)		(3)	—
South America mining	4,916		2,429	413
Other mining[d]	24,138		15,427	1,518
Corporate, other & eliminations	(6,209)		(5,840)	67
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998

a.Includes silver sales of 3.7 million ounces ($24.73 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $92 million ($0.09 per pound of copper) associated with labor related costs at Cerro Verde.
c.Includes credits totaling $26 million ($0.03 per pound) associated with favorable adjustments to prior-year profit sharing at Cerro Verde.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,470		$1,470	$813	$35	$2,318
Site production and delivery, before net noncash and other costs shown below	653		414	229	10	653
Gold and silver credits	(853)		—	—	—	—
Treatment charges	87		55	31	1	87
Export duties	61		39	21	1	61
Royalty on metals	75		47	29	(1)	75
Net cash costs	23		555	310	11	876
DD&A	250		159	87	4	250
Noncash and other costs, net	130	[b]	82	46	2	130
Total costs	403		796	443	17	1,256
Other revenue adjustments, primarily for pricing on prior period open sales	116		116	3	2	121
PT Smelting intercompany loss	(20)		(12)	(7)	(1)	(20)
Gross profit	$1,163		$778	$366	$19	$1,163

Copper sales (millions of recoverable pounds)	387		387
Gold sales (thousands of recoverable ounces)				455

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.80		$3.80	$1,789
Site production and delivery, before net noncash and other costs shown below	1.69		1.07	504
Gold and silver credits	(2.20)		—	—
Treatment charges	0.22		0.14	67
Export duties	0.16		0.10	47
Royalty on metals	0.19		0.12	63
Unit net cash costs	0.06		1.43	681
DD&A	0.65		0.41	193
Noncash and other costs, net	0.33	[b]	0.22	101
Total unit costs	1.04		2.06	975
Other revenue adjustments, primarily for pricing on prior period open sales	0.30		0.30	7
PT Smelting intercompany loss	(0.05)		(0.03)	(15)
Gross profit per pound/ounce	$3.01		$2.01	$806

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,318		$653	$250
Treatment charges	(87)		—	—
Export duties	(61)		—	—
Royalty on metals	(75)		—	—
Noncash and other costs, net	30		160	—
Other revenue adjustments, primarily for pricing on prior period open sales	121		—	—
PT Smelting intercompany loss	—		20	—
Eliminations and other	—		(2)	—
Indonesia mining	2,246		831	250
Other mining[c]	5,025		4,065	245
Corporate, other & eliminations	(1,513)		(1,374)	20
As reported in FCX's consolidated financial statements	$5,758		$3,522	$515

a.Includes silver sales of 1.5 million ounces ($22.85 per ounce average realized price).
b.Includes charges totaling $116 million ($0.30 per pound of copper) associated with an ARO adjustment. Also includes credits totaling $30 million ($0.08 per pound of copper) associated with adjustments to treatment and refining charges recorded during the first nine months of 2022.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,627		$1,627	$710	$37	$2,374
Site production and delivery, before net noncash and other costs shown below	541		371	162	8	541
Gold and silver credits	(759)		—	—	—	—
Treatment charges	90		62	27	1	90
Export duties	73		50	22	1	73
Royalty on metals	85		57	27	1	85
Net cash costs	30		540	238	11	789
DD&A	323		221	97	5	323
Noncash and other costs, net	352	[b]	241	105	6	352
Total costs	705		1,002	440	22	1,464
Other revenue adjustments, primarily for pricing on prior period open sales	99		99	10	2	111
PT Smelting intercompany profit	20		14	6	—	20
Gross profit	$1,041		$738	$286	$17	$1,041

Copper sales (millions of recoverable pounds)	370		370
Gold sales (thousands of recoverable ounces)				392

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.41		$4.41	$1,808
Site production and delivery, before net noncash and other costs shown below	1.47		1.00	411
Gold and silver credits	(2.06)		—	—
Treatment charges	0.24		0.17	69
Export duties	0.20		0.14	56
Royalty on metals	0.23		0.15	69
Unit net cash costs	0.08		1.46	605
DD&A	0.88		0.60	247
Noncash and other costs, net	0.95	[b]	0.66	268
Total unit costs	1.91		2.72	1,120
Other revenue adjustments, primarily for pricing on prior period open sales	0.27		0.27	27
PT Smelting intercompany profit	0.05		0.04	15
Gross profit per pound/ounce	$2.82		$2.00	$730

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,374		$541	$323
Treatment charges	(90)		—	—
Export duties	(73)		—	—
Royalty on metals	(85)		—	—
Noncash and other costs, net	—		352	—
Other revenue adjustments, primarily for pricing on prior period open sales	111		—	—
PT Smelting intercompany profit	—		(20)	—
Indonesia mining	2,237		873	323
Other mining[c]	5,746		3,980	225
Corporate, other & eliminations	(1,819)		(1,699)	20
As reported in FCX's consolidated financial statements	$6,164		$3,154	$568

a.Includes silver sales of 1.6 million ounces ($22.76 per ounce average realized price).
b.Includes charges totaling $340 million ($0.92 per pound of copper) associated with an ARO adjustment.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$6,018		$6,018	$3,237	$134	$9,389
Site production and delivery, before net noncash and other costs shown below	2,507		1,607	864	36	2,507
Gold and silver credits	(3,375)		—	—	—	—
Treatment charges	341		218	118	5	341
Export duties	307		197	106	4	307
Royalty on metals	357		230	124	3	357
Net cash costs	137		2,252	1,212	48	3,512
DD&A	1,025		657	353	15	1,025
Noncash and other costs, net	182	[b]	117	63	2	182
Total costs	1,344		3,026	1,628	65	4,719
Other revenue adjustments, primarily for pricing on prior period open sales	27		27	3	1	31
PT Smelting intercompany profit	14		9	5	—	14
Gross profit	$4,715		$3,028	$1,617	$70	$4,715

Copper sales (millions of recoverable pounds)	1,582		1,582
Gold sales (thousands of recoverable ounces)				1,811

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.80		$3.80	$1,787
Site production and delivery, before net noncash and other costs shown below	1.58		1.01	477
Gold and silver credits	(2.13)		—	—
Treatment charges	0.22		0.14	65
Export duties	0.19		0.12	58
Royalty on metals	0.23		0.15	69
Unit net cash costs	0.09		1.42	669
DD&A	0.65		0.42	195
Noncash and other costs, net	0.11	[b]	0.07	35
Total unit costs	0.85		1.91	899
Other revenue adjustments, primarily for pricing on prior period open sales	0.02		0.01	2
PT Smelting intercompany profit	0.01		0.01	3
Gross profit per pound/ounce	$2.98		$1.91	$893

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$9,389		$2,507	$1,025
Treatment charges	(341)		—	—
Export duties	(307)		—	—
Royalty on metals	(357)		—	—
Noncash and other costs, net	11		193	—
Other revenue adjustments, primarily for pricing on prior period open sales	31		—	—
PT Smelting intercompany profit	—		(14)	—
Eliminations and other	—		(2)	—
Indonesia mining	8,426		2,684	1,025
Other mining[c]	20,748		16,563	924
Corporate, other & eliminations	(6,394)		(6,206)	70
As reported in FCX's consolidated financial statements	$22,780		$13,041	$2,019

a.Includes silver sales of 6.3 million ounces ($21.41 per ounce average realized price).
b.Includes charges totaling $116 million ($0.07 per pound of copper) associated with an ARO adjustment. Also, includes a net charge of $30 million ($0.02 per pound of copper) consisting of charges associated with a settlement of an administrative fine levied by the Indonesia government and a reserve for exposure associated with export duties in prior periods, partially offset by credits for adjustments to prior year treatment and refining charges and historical tax audits.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$5,715		$5,715	$2,423	$143	$8,281
Site production and delivery, before net noncash and other costs shown below	1,953		1,348	572	33	1,953
Gold and silver credits	(2,562)		—	—	—	—
Treatment charges	320		221	93	6	320
Export duties	218		150	64	4	218
Royalty on metals	319		223	90	6	319
Net cash costs	248		1,942	819	49	2,810
DD&A	1,049		724	307	18	1,049
Noncash and other costs, net	355	[b]	245	104	6	355
Total costs	1,652		2,911	1,230	73	4,214
Other revenue adjustments, primarily for pricing on prior period open sales	72		72	(4)	—	68
PT Smelting intercompany loss	(86)		(60)	(25)	(1)	(86)
Gross profit	$4,049		$2,816	$1,164	$69	$4,049

Copper sales (millions of recoverable pounds)	1,316		1,316
Gold sales (thousands of recoverable ounces)				1,349

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.34		$4.34	$1,796
Site production and delivery, before net noncash and other credits shown below	1.49		1.03	424
Gold and silver credits	(1.95)		—	—
Treatment charges	0.24		0.17	69
Export duties	0.17		0.11	47
Royalty on metals	0.24		0.17	67
Unit net cash costs	0.19		1.48	607
DD&A	0.80		0.55	228
Noncash and other costs, net	0.27	[b]	0.18	77
Total unit costs	1.26		2.21	912
Other revenue adjustments, primarily for pricing on prior period open sales	0.05		0.05	(3)
PT Smelting intercompany loss	(0.07)		(0.05)	(19)
Gross profit per pound/ounce	$3.06		$2.13	$862

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$8,281		$1,953	$1,049
Treatment charges	(320)		—	—
Export duties	(218)		—	—
Royalty on metals	(319)		—	—
Noncash and other costs, net	31		386	—
Other revenue adjustments, primarily for pricing on prior period open sales	68		—	—
PT Smelting intercompany loss	—		86	—
Indonesia mining	7,523		2,425	1,049
Other mining[c]	21,531		15,431	882
Corporate, other & eliminations	(6,209)		(5,840)	67
As reported in FCX's consolidated financial statements	$22,845		$12,016	$1,998

a.Includes silver sales of 5.9 million ounces ($24.30 per ounce average realized price).
b.Includes charges totaling $340 million ($0.26 per pound of copper) associated with an ARO adjustment. Also includes credits of $31 million ($0.02 per pound of copper) associated with adjustments to prior-year treatment and refining charges and charges of $16 million ($0.01 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI.
XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended December 31,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$174	$140
Site production and delivery, before net noncash and other costs shown below	106	68
Treatment charges and other	8	6
Net cash costs	114	74
DD&A	22	16
Noncash and other costs, net	4	2
Total costs	140	92
Gross profit	$34	$48

Molybdenum sales (millions of recoverable pounds)[a]	10	7

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.25	$18.91
Site production and delivery, before net noncash and other costs shown below	11.10	9.06
Treatment charges and other	0.84	0.84
Unit net cash costs	11.94	9.90
DD&A	2.38	2.22
Noncash and other costs, net	0.37	0.32
Total unit costs	14.69	12.44
Gross profit per pound	$3.56	$6.47

Reconciliation to Amounts Reported

		Production
Three Months Ended December 31, 2022	Revenues	and Delivery	DD&A
Totals presented above	$174	$106	$22
Treatment charges and other	(8)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	166	110	22
Other mining[b]	7,105	4,786	473
Corporate, other & eliminations	(1,513)	(1,374)	20
As reported in FCX's consolidated financial statements	$5,758	$3,522	$515

Three Months Ended December 31, 2021
Totals presented above	$140	$68	$16
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	134	70	16
Other mining[b]	7,849	4,783	532
Corporate, other & eliminations	(1,819)	(1,699)	20
As reported in FCX's consolidated financial statements	$6,164	$3,154	$568

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
XXVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Years Ended December 31,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$593	$470
Site production and delivery, before net noncash and other costs shown below	347	243
Treatment charges and other	28	26
Net cash costs	375	269
DD&A	74	67
Metals inventory adjustments	—	1
Noncash and other costs, net	12	10
Total costs	461	347
Gross profit	$132	$123

Molybdenum sales (millions of recoverable pounds)[a]	33	30

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.08	$15.52
Site production and delivery, before net noncash and other costs shown below	10.59	8.02
Treatment charges and other	0.84	0.85
Unit net cash costs	11.43	8.87
DD&A	2.27	2.22
Metals inventory adjustments	—	0.03
Noncash and other costs, net	0.37	0.33
Total unit costs	14.07	11.45
Gross profit per pound	$4.01	$4.07

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Year Ended December 31, 2022	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$593	$347	$74	$—
Treatment charges and other	(28)	—	—	—
Noncash and other costs, net	—	12	—	—
Molybdenum mines	565	359	74	—
Other mining[b]	28,609	18,888	1,875	29
Corporate, other & eliminations	(6,394)	(6,206)	70	—
As reported in FCX's consolidated financial statements	$22,780	$13,041	$2,019	$29

Year Ended December 31, 2021
Totals presented above	$470	$243	$67	$1
Treatment charges and other	(26)	—	—	—
Noncash and other costs, net	—	10	—	—
Molybdenum mines	444	253	67	1
Other mining[b]	28,610	17,603	1,864	13
Corporate, other & eliminations	(6,209)	(5,840)	67	2
As reported in FCX's consolidated financial statements	$22,845	$12,016	$1,998	$16

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVIII